                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): March 31, 2000 (October 7, 1998)
                                                  --------------------------------


                               THE SCOTTS COMPANY
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            OHIO                         1-11593                 31-1414921
----------------------------        ----------------         -------------------
(State or other jurisdiction        (Commission File            (IRS Employer
      of incorporation)                  Number)             Identification No.)


             41 South High Street, Suite 3500, Columbus, Ohio 43215
             ------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (614) 719-5500
                                                           --------------


                                 NOT APPLICABLE
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

                        Index to Exhibits is on Page 26.

              This Current Report on Form 8-K/A of The Scotts Company (the "Registrant") furnishes the financial statements and the pro forma financial information which were omitted from the Current Report on Form 8-K of the Registrant filed with the Securities and Exchange Commission (the "Commission") on October 22, 1998 (the "Registrant's October 1998 Form 8-K") in accordance with Items 7(a)(4) and 7(b)(2) of Form 8-K which allow the Registrant a 60-day extension of the time for the filing of such financial statements and pro forma financial information. The financial statements and pro forma financial information relate to the purchase by Scotts France Holdings SARL and Scotts France SARL, wholly-owned indirect subsidiaries of the Registrant, of all of the outstanding shares of Rhone-Poulenc Jardin SAS from Rhone-Poulenc Agro ("RPA"); Scotts Celaflor GmbH & Co. KG, a wholly-owned indirect subsidiary of the Registrant, of all of the outstanding shares of Celaflor GmbH from Rhone-Poulenc Agro Europe GmbH ("RPAEG"); "David" Sechsundfunfzigste Beteiligungs und Verwaltungsgesellschaft GmbH (now known as Scotts Holding GmbH), a wholly-owned indirect subsidiary of the Registrant, of all of the outstanding shares of Celaflor Handelsgesellschaft m.b.H.; and Scotts Belgium 2 B.V.B.A., a wholly-owned indirect subsidiary of the Registrant, from Rhone-Poulenc Agro S.A. ("RPA S.A.") of the home and garden business of RPA S.A. in Belgium and the assets related thereto (collectively, the "RPJ Acquisition"), as described in
Item 2 of the Registrant's October 1998 Form 8-K.

Item 7.       Financial Statements and Exhibits.
------------------------------------------------

              (a)     Financial Statements of Businesses Acquired:
                      --------------------------------------------

                      Please see Index to Financial Statements and Pro Forma Financial Information at page 5.

              (b)     Pro Forma Financial Information:
                      --------------------------------

                      Please see Index to Financial Statements and Pro Forma Financial Information at page 5.

              (c)     Exhibits:
                      ---------

                      The following documents were filed as exhibits to the Registrant's October 1998 Form 8-K:

         Exhibit No.                         Description
         -----------                         -----------
              2 Master Contract, dated September 30, 1998, by and between Rhone-Poulenc Agro; The Scotts Company; Scotts Celaflor GmbH & Co. K.G.; "David" Sechsundfunfzigste Beteiligungs und Verwaltungsgesellschaft GmbH; Rhone-Poulenc Agro Europe GmbH; Scotts France Holdings S.A.R.L.; Scotts France S.A.R.L.; and Scotts Belgium 2 B.V.B.A. (the "Master Contract")

              23       Consent of Independent Accountants

              99       Press Release issued October 7, 1998

         Schedules to the Master Contract were not filed. A list of the omitted Schedules was attached to the Master Contract briefly identifying their content. The Registrant agreed, and hereby agrees, to furnish supplementally a copy of any omitted Schedule to the Securities and Exchange Commission upon its request.

         The following document is being filed as an additional exhibit to this Current Report on Form 8-K/A:

         Exhibit No.                         Description
         -----------                         -----------
              23       Consent of Independent Accountants

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       THE SCOTTS COMPANY

Date:  June 9, 2000                    By: /s/ Christopher L. Nagel
                                           -------------------------------------
                                           Christopher L. Nagel
                                           Vice President and Principal
                                             Accounting Officer

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------

                                                                        Page(s)
                                                                        -------

Item 7(a) Financial Statements of Businesses Acquired:
------------------------------------------------------


          Report of Independent Accountants                                6

          Rhone-Poulenc Jardin Combined Balance Sheets                     7
               as of December 31, 1997, September 30,
               1998 and September 30, 1997 (in
               thousands of French Francs)

          Rhone-Poulenc Jardin Combined Statements of                      8
               of Operations for the year ended
               December 31, 1997 and the nine months
               ended September 30, 1998 and September 30,
               1997 (in thousands of French Francs)

          Rhone-Poulenc Jardin Combined Statements of                      9
               Cash Flows for the year ended December
               31, 1997 and the nine months ended
               September 30, 1998 and September 30,
               1997 (in thousands of French Francs)

          Rhone-Poulenc Jardin Combined Statements of                     10
               Divisional Equity for the year ended
               December 31, 1997 and the nine months
               ended September 30, 1998 and September 30,
               1997 (in thousands of French Francs)


          Rhone-Poulenc Jardin Notes to Combined                         11-20
               Financial Statements

Item 7(b) Pro Forma Financial Information:
------------------------------------------

          The Scotts Company Unaudited Pro Forma                          21
               Combined Financial Information

          The Scotts Company Unaudited Pro Forma                          22
               Combined Statement of Operations for
               the twelve months ended September 30,
               1998 (in millions)

          The Scotts Company Notes to the Unaudited                       23
               Pro Forma Combined Statement of
               Operations (in millions)

          The Scotts Company Unaudited Pro Forma                          24
               Combined Balance Sheet as of September
               30, 1998 (in millions)

          The Scotts Company Notes to the Unaudited                       25
               Pro Forma Combined Balance Sheet
               (in millions)

                        REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors and Shareholders
Rhone-Poulenc Jardin


We have audited the accompanying combined balance sheet of Rhone-Poulenc Jardin, a business line of Rhone-Poulenc Agro, as of December 31, 1997, and the related combined statements of operations, divisional equity, and cash flows for the year then ended. These historical combined financial statements are derived from the historical financial statements of Rhone-Poulenc Jardin SA, Celaflor GmbH and Celaflor Handelsgesellschaft. Non-operating transactions with Rhone-Poulenc Group Companies have been omitted. These combined financial statements are the responsibility of Rhone-Poulenc Jardin's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Rhone-Poulenc Jardin as of December 31, 1997, and the combined results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

Coopers & Lybrand Audit



Lyons, France
September 11, 1998

Item 7(a)     Financial Statements of Businesses Acquired
              -------------------------------------------



                              RHONE-POULENC JARDIN
                             COMBINED BALANCE SHEETS
                            AS OF DECEMBER 31, 1997,
                   SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                         (in thousands of French Francs)


                                                                      September 30,     September 30,
ASSETS                                              December 31,         1998               1997
                                                        1997          (unaudited)        (unaudited)
                                                    ------------      -----------        -----------
Cash                                                       780            1,703              6,156
Cash pool amounts due from affiliates                  142,189          191,147            138,304
Marketable securities                                      525                0                480
Trade accounts receivable, net                         201,464           92,186             86,334
Receivable from Rhone-Poulenc Group companies            2,089            2,437              1,986
Inventories, net                                       179,662          165,555            164,544
Deferred tax asset                                       8,116           23,808             10,456
Other current assets                                    38,546           32,688             39,081
                                                     ---------         --------           --------
  Total current assets                                 573,371          509,524            447,341

Property, plant and equipment, net                      26,810           24,642             26,753
Intangible assets, net                                 471,779          459,659            476,232
Deferred tax assets                                     21,200            4,667             26,860
Other assets                                             8,021            7,778              7,235
                                                     ---------         --------           --------
  Total assets                                       1,101,181        1,006,270            984,421

LIABILITIES AND DIVISIONAL EQUITY

Current liabilities                                    179,379           13,916             55,896
Cash pool amounts due to affiliates                     94,808          136,096            168,781
Trade accounts payable                                 114,595          115,187             75,996
Payable to Rhone-Poulenc Group companies                 6,618           11,141              6,417
Other current liabilities                               54,985           67,002             35,667
                                                     ---------         --------           --------
  Total current liabilities                            450,385          343,342            342,757

Deferred tax liability                                  48,556           51,601             48,647
Accrued pension liability                               51,869           58,183             51,427
Other provisions and long-term liabilities              19,242           19,935             15,861
                                                     ---------         --------           --------
  Total liabilities                                    570,052          473,061            458,692

Commitments and contingent liabilities

Divisional equity                                      536,186          537,616            529,620
Cumulative foreign translation adjustment               (5,057)          (4,407)            (3,891)
                                                     ---------         --------           --------
  Total divisional equity                              531,129          533,209            525,729
                                                     ---------         --------           --------

  Total liabilities and divisional equity            1,101,181        1,006,270            984,421
                                                     =========         ========           ========




The accompanying notes are an integral part of the combined financial statements.

                             RHONE-POULENC JARDIN
                        COMBINED STATEMENTS OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
        THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                         (in thousands of French Francs)


                                                                  Nine Months ended       Nine Months ended
                                                     Year ended      September 30,          September 30,
                                                     December 31,        1998                   1997
                                                        1997          (unaudited)            (unaudited)
                                                      --------         --------               ---------
Net sales                                              824,357          670,521                 633,686
Cost of sales                                          426,466          352,509                 328,979
                                                      --------         --------               ---------
  Gross profit                                         397,891          318,012                 304,707

Selling, general and administrative expenses           292,196          239,124                 217,035
Research and development expenses                       15,571           13,111                  10,600
Amortization of intangibles                             13,996           10,487                  10,501
Restructuring expenses                                   2,044            8,977                     456
                                                      --------         --------               ---------
  Income from operations                                74,084           46,313                  66,115

Interest expense, net                                    4,033              485                   3,327
Net foreign currency transaction gains                     (52)             (97)                      7
Other expense, net                                       2,450            2,293                   2,005
                                                      --------         --------               ---------
  Income before income taxes                            67,653           43,632                  60,776

Income taxes                                            33,386           23,052                  22,802
                                                      --------         --------               ---------
  Net income                                            34,267           20,580                  37,974
                                                      ========         ========               =========




The accompanying notes are an integral part of the combined financial statements.

                              RHONE-POULENC JARDIN
                        COMBINED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
        THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                         (in thousands of French Francs)



                                                                                           Nine Months ended    Nine Months ended
                                                                             Year ended      September 30,        September 30,
                                                                             December 31,        1998                 1997
                                                                                 1997         (unaudited)          (unaudited)
                                                                               --------        ---------            ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                     34,267           20,580               37,974
Adjustments to reconcile net income to net cash
 provided by operating activities
   Depreciation and amortization                                               24,804           20,803               18,481
   Change in reserve for inventory                                                514             (503)              (3,303)
   Change in allowance for doubtful accounts                                     (164)             590                  121
   Changes in long-term provisions                                             12,371            6,522                8,519
   Deferred income taxes                                                       30,312            3,779               20,157
   Loss on sales of property, plant and equipment                                   4               43                    4
   Increase/decrease in operating assets and liabilities:
     (Increase) decrease in trade accounts receivable                          (4,069)         108,688              110,776
     (Increase) in receivable from affiliates                                  (1,962)            (348)              (1,859)
     Decrease in inventories                                                   17,945           14,610               36,880
     (Increase) decrease in other current assets                               (5,572)           5,858               (6,933)
     Increase (decrease) in trade accounts payable                             17,491              592              (21,108)
     Increase (decrease) in payable to Rhone-Poulenc Group companies           (5,333)           4,523               (5,534)
     Increase in other current liabilities                                     19,780           12,017                  462
                                                                             --------        ---------            ---------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                                  140,388          197,754              194,637
                                                                             --------        ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of marketable securities                                             (52)               0                    0
Acquisitions of property, plant and equipment                                  (4,048)          (3,487)              (2,019)
Acquisitions of intangible assets                                              (5,109)          (2,302)              (4,571)
Proceeds from sales of marketable securities                                        0              525                    2
Proceeds from sales of property, plant and equipment                               18               84                   18
Proceeds from sale of investment in Rhone-Poulenc Group companies              41,407                0                    0
Disbursement for loans                                                         (3,574)            (200)              (1,736)
Reimbursements of loans                                                         1,730            1,286                1,333
Reimbursement of French value added taxes                                         570              288                  570
                                                                             --------        ---------            ---------
   NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                         30,942           (3,806)              (6,403)
                                                                             --------        ---------            ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings                                7,042         (165,463)            (116,441)
Decrease in cash pool amounts due to affiliates                               (92,144)          41,288              (18,171)
Increase in cash pool amounts due from affiliates                             (52,009)         (48,958)             (48,124)
Dividends paid                                                                (24,616)         (10,650)                   0
Withholding tax paid on dividends                                              (9,049)          (8,500)                   0
                                                                             --------        ---------            ---------
   NET CASH (USED IN) FINANCING ACTIVITIES                                   (170,776)         (192,283)            (182,736)
                                                                             --------        ---------            ---------

Net effect of exchange rate changes on cash                                    (1,013)            (742)                (581)
                                                                             --------        ---------            ---------

NET INCREASE (DECREASE) IN CASH                                                  (459)             923                4,917
Cash, beginning of period                                                       1,239              780                1,239
                                                                             --------        ---------            ---------
CASH, END OF PERIOD                                                               780            1,703                6,156
                                                                             ========        =========            =========


The accompanying notes are an integral part of the combined financial statements.

                              RHONE-POULENC JARDIN
                    COMBINED STATEMENTS OF DIVISIONAL EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                         (in thousands of French Francs)



                                                                     Cumulative
                                                                       Foreign
                                                 Divisional          Translation
                                                   Equity             Adjustment              Total
                                                 ----------          -----------              -----
Year ended December 31, 1997
Balance as of December 31, 1996                   535,376               (2,739)              532,637
Net income                                         34,267                    0                34,267
Dividends paid                                    (33,457)                   0               (33,457)
Change in foreign translation adjustment                0               (2,318)               (2,318)
                                                  -------                -----               -------
Balance as of December 31, 1997                   536,186               (5,057)              531,129

Nine months ended September 30, 1998 (unaudited)
Net income for nine month period (unaudited)       20,580                    0                20,580
Dividends paid (unaudited)                        (19,150)                   0               (19,150)
Change in foreign translation
  adjustment (unaudited)                                0                  650                   650
                                                  -------                -----               -------
Balance as of September 30, 1998 (unaudited)      537,616               (4,407)              533,209
                                                  =======                =====               =======















The accompanying notes are an integral part of the combined financial statements.

RHONE-POULENC JARDIN
NOTES TO COMBINED FINANCIAL STATEMENTS
(All amounts are in thousands of French Francs unless otherwise noted)


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF COMBINATION
The combined financial statements of Rhone-Poulenc Jardin (the "Division") include the "carve-out" financial position, results of operations and cash flows of Rhone-Poulenc Jardin SA, Celaflor GmbH and Celaflor Handelsgesellschaft.

These financial statements have been prepared as if the Division had operated as a stand-alone entity for the period presented, and include those assets, liabilities, and revenues and expenses directly attributable to the Division's operations. Non operating transactions with Rhone-Poulenc Group companies, outside the Division, have been omitted.


All significant intercompany transactions and balances are eliminated in consolidation.

NATURE OF OPERATIONS
The Division is in the lawn and garden care business. The Division's principal markets are in France, Germany and Austria.

INVENTORIES
Inventories are stated at average cost.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are recorded at cost. Maintenance costs are charged to operations as incurred. Depreciation is computed using the straight-line method over the estimated useful lives, as follows:

  Buildings                                 20 years
  Office furniture and equipment            10 years
  Machinery and equipment                    8 years

Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of operations.

INTANGIBLE ASSETS AND GOODWILL
Intangible assets are recorded at cost. Amortization is calculated using the straight-line method over the estimated useful lives as follows:

  Goodwill                                   40 years
  Patents, licenses and trademarks            8 years
  Software                                    5 years

The Division investigates potential impairments of intangible assets on an exception basis where there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset.

DEFERRED INCOME TAXES
The Division recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns.

REVENUE RECOGNITION
Revenue from products is recognized when the products are shipped.

TRANSLATION OF FOREIGN CURRENCIES
The translation of the financial statements has been completed as follows:

- assets and liabilities are translated at year-end exchange rates;

- shareholders' equity is translated at historical exchange rates;

- statement of operations items are translated at average exchange rates for the year;

- translation gains and losses are recorded in a separate component of shareholders' equity.

EARNINGS PER SHARE
As there is no separate capitalization, nor are there any shares of stock specifically attributable to the Division upon which an earnings per share calculation can be based, earnings per share data is not presented in the accompanying combined financial statements.

MANAGEMENT'S USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    CASH POOL DUE FROM OR TO AFFILIATES

Rhone-Poulenc Jardin SA and Celaflor GmbH have cash pooling arrangements with the Rhone-Poulenc Group. Debit balances with the Rhone-Poulenc Group are liquid and readily convertible. Detail of the cash pool amount is as follows:

                                                                           September 30,    September 30,
                                                          December 31,         1998             1997
                                                             1997           (unaudited)      (unaudited)
                                                          ------------     -------------    -------------
           Celaflor GmbH cash pool with Rhone-Poulenc
             Deutschland GmbH, debit balance               142,189            191,147            138,304
           Rhone-Poulenc Jardin SA cash pool with Rhone-
             Poulenc Agro SA, credit balance               (94,808)          (136,096)          (168,781)
                                                            ------           --------         ----------
             Total cash pool                                47,381             55,051            (30,477)
                                                            ======           ========         ==========

Details of the cash pooling agreements are as follows:

- Celaflor GmbH has a cash pooling agreement with Rhone-Poulenc Deutschland GmbH whereby Celaflor GmbH will advance funds to Rhone-Poulenc Deutschland GmbH as necessary up to the amount available at Celaflor GmbH. Interest accrues on the outstanding balance at the average monthly FIBOR rate (3.45% at December 31, 1997, September 30, 1998 and September 30, 1997).

- Rhone-Poulenc Jardin SA has a cash pooling agreement with Rhone-Poulenc Agro SA whereby Rhone-Poulenc Agro SA will advance funds to Rhone-Poulenc Jardin SA as necessary up to the amount available at Rhone-Poulenc Agro SA. Interest accrues on the outstanding balance at the TJJ daily rate + 0.1% (3.475% at December 31, 1997, and September 30, 1998 and 3.29% at September 30, 1997).

Interest paid or received for the period is as follows:

                                                                        Nine months ended    Nine months ended
                                                         Year ended       September 30,        September 30,
                                                         December 31,         1998                 1997
                                                            1997           (unaudited)          (unaudited)
                                                         ------------   ------------------   -----------------
Interest received by Celaflor GmbH from
Rhone-Poulenc Deutschland GmbH                               3,296             3,692                2,259

Interest paid by Rhone-Poulenc Jardin SA to
Rhone-Poulenc Agro SA                                        7,590             3,869                5,738

3.    TRADE ACCOUNTS RECEIVABLE, NET

Trade accounts receivable, net consist of the following components:

                                                                         September 30,   September 30,
                                                         December 31,        1998            1997
                                                             1997         (unaudited)     (unaudited)
                                                         ------------    -------------   -------------
           Trade accounts receivable                       210,617         101,929          95,772
           Less:  Allowance for doubtful accounts           (9,153)         (9,743)         (9,438)
                                                           -------         -------          ------
             Trade accounts receivable, net                201,464          92,186          86,334
                                                           =======         =======          ======

4.    INVENTORIES

Inventories consist of the following components:

                                                                            September 30,    September 30,
                                                         December 31,           1998             1997
                                                            1997             (unaudited)      (unaudited)
                                                         ------------       -------------    -------------
           Raw materials                                    46,488              51,922           51,414
           Work in progress                                 12,821               6,691            5,605
           Finished goods                                  127,505             113,591          110,860
                                                           -------             -------          -------
                                                           186,814             172,204          167,879
           Less:  Provisions                                (7,152)             (6,649)          (3,335)
                                                           -------             -------          -------
             Total inventories, net                        179,662             165,555          164,544
                                                           =======             =======          =======

5.    OTHER CURRENT ASSETS

Other current assets consist of the following components:

                                                                            September 30,    September 30,
                                                         December 31,           1998             1997
                                                             1997            (unaudited)      (unaudited)
                                                         ------------       -------------    -------------
           Receivable from the state                        27,482              25,439          25,799
           Prepaid expenses                                  7,483               2,347           9,535
           Other                                             3,581               4,902           3,747
                                                            ------              ------          ------
             Total other current assets                     38,546              32,688          39,081
                                                            ======              ======          ======

6.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                                                            September 30,       September 30,
                                                         December 31,           1998                1997
                                                             1997            (unaudited)         (unaudited)
                                                         ------------       -------------       -------------
           Land                                              2,550              2,550                2,550
           Buildings                                        28,420             31,081               28,420
           Machinery and equipment                          43,377             42,793               40,977
           Office furniture and equipment                   15,618             16,396               17,653
           Construction in progress                          1,656                737                   92
                                                           -------            -------              -------
                                                            91,621             93,557               89,692
           Less:  Accumulated depreciation                 (64,811)           (68,915)             (62,939)
                                                           -------            -------              -------
             Total property, plant and equipment, net       26,810             24,642               26,753
                                                           =======            =======              =======

Depreciation expense was FF 7,587 thousand during the year ended December 31, 1997, FF 5,529 thousand during the nine months ended September 30, 1998 and FF 4,438 thousand during the nine months ended September 30, 1997.

7.    INTANGIBLE ASSETS

Intangible assets consist of the following:


                                                                                   September 30,    September 30,
                                                               December 31,            1998             1997
                                                                   1997             (unaudited)      (unaudited)
                                                               ------------        -------------    -------------
           Rhone-Poulenc Jardin (former SOVILO) goodwill         342,790              342,790          342,790
           Celaflor GmbH goodwill                                205,510              205,964          206,308
           Other goodwills                                         2,949                2,955            2,959
           Software                                               12,360               13,800           11,864
           Patents, licenses and trademarks                       11,881               11,892           11,871
                                                                --------             --------          -------
                                                                 575,490              577,401          575,792
           Less:  Accumulated amortization                      (103,711)            (117,742)         (99,560)
                                                                --------             --------          -------
             Total intangible assets, net                        471,779              459,659          476,232
                                                                ========             ========          =======

In 1991, Rhone-Poulenc Jardin SA acquired goodwill of FF 342,790 thousand in connection with the purchase of the Sovilo Company. Accumulated amortization was FF 63,000 thousand at December 31, 1997.

In 1991, Celaflor GmbH was purchased by Rhone-Poulenc. The corresponding consolidation goodwill amounts to FF 205,510 thousand. Accumulated amortization was FF 34,250 thousand at December 31, 1997, FF 38,007 thousand at September 30, 1998 and FF 33,154 thousand at September 30, 1997. Most of this goodwill amortization is deductible for tax purposes at the German level (useful life of 15 years for tax purposes).

8.    CURRENT LIABILITIES

Current liabilities consist of the following:

                                                                                September 30,   September 30,
                                                                December 31,        1998             1997
                                                                   1997          (unaudited)     (unaudited)
                                                                ------------    -------------   -------------
           Short term borrowings                                  12,075            13,916           6,143
           Other short term borrowings                           167,304                 0          49,753
                                                                 -------            ------          ------
                                                                 179,379            13,916          55,896
                                                                 =======            ======          ======

Short term borrowings consist of bank overdrafts and various lines of credit, with initial maturity of less than three months.

Rhone-Poulenc Jardin SA's parent company has an arrangement with its financial institutions which allows the parent company and its subsidiaries to borrow up to FF 150,000 thousand. Rhone-Poulenc Jardin has amounts outstanding under this agreement of FF 11,459 thousand at December 31, 1997; FF 13,916 thousand at September 30, 1998; and FF 6,143 thousand at September 30, 1997. Interest accrues at TMP +0.4%.

Celaflor GmbH has line of credit agreements with its financial institutions which allow Celaflor GmbH to borrow up to FF 10,000 thousand. At December 31, 1997 and September 30, 1998 and 1997, there were no borrowings under these agreements. Interest accrues at rates between 5.75% and 7.0%. At December 31, 1997, Celaflor GmbH had a bank overdraft of FF 616 thousand.

Other short term borrowings represent the amounts lent by the BNP bank as a consequence of the sale of receivables described in Note 11.

9.    OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

                                                                                September 30,   September 30,
                                                                December 31,        1998             1997
                                                                   1997          (unaudited)     (unaudited)
                                                                ------------    -------------   -------------
           Accrued salaries and benefits                          18,461            25,054          20,229
           Amounts payable to state                               15,406            27,075           5,806
           Restructuring provision                                   842             7,309             218
           Other                                                  20,276             7,564           9,414
                                                                  ------            ------          ------
             Total intangible assets, net                         54,985            67,002          35,667
                                                                  ======            ======          ======

10.   LEASES

The Division leases certain office and research facilities, computer services and vehicles under operating leases. Total rental expense for the year ended December 31, 1997 was approximately FF 3,023 thousand. Total rental expense for the nine months ended September 30, 1998 and September 30, 1997 was approximately FF 1,047 thousand and FF 2,267 thousand, respectively. Future minimum lease payments are as follows:


                                                             December 31,
                                                                1997
                                                             ------------
           1998                                                 2,873
           1999                                                   501
           2000                                                   376
           2001                                                   151
           2002                                                     -
                                                                -----
                                                                3,901
                                                                =====

11.   COMMITMENTS AND CONTINGENCIES

The Division has a number of commitments and contingencies including operating leases as described in Note 10. In addition, Rhone-Poulenc Jardin SA has, from time to time, sold selected accounts receivable to a bank. The company has not recognized this transaction as a sale because the transaction does not meet all the conditions for surrendering control over the transferred assets. The amount of receivables sold was FF 167,304 thousand and FF 49,753 thousand at December 31, 1997 and September 30, 1997. There were no receivables sold as of September 30, 1998.

The sale of receivables is made in compliance with French law No 81-1 dated January 2, 1981 (also called "Loi Dailly"). Rhone-Poulenc Jardin SA has signed a contract with BNP on March 24, 1997, whereby both parties agree that Rhone-Poulenc Jardin SA can sell a selected list of trade receivables to the bank. The bank credits Rhone-Poulenc Jardin SA's bank accounts with the cash corresponding to the amount of receivables sold. Rhone-Poulenc Jardin SA is entitled by the bank to collect the receivables on its behalf and releases the cash collected to the bank on a date specified in the contract. As regards trade receivables that turn out to be doubtful, the bank has a recourse limited to 10% of the total list of receivables sold where the doubtful ones are included in.

The Division is also involved in various lawsuits, claims and regulatory proceedings incidental to its business. Celaflor GmbH and Celaflor Handelsgesellschaft are currently involved in litigation related to a defective product. The product is an oil evaporator against insects which is manufactured by the supplier Perrycut Chemie AG. It was discovered in 1997 that the evaporator is corroded by the oil and both the evaporator and the oil cannot be used after corrosion. No harm to the public or damage to the environment has occurred. An examination of the product has been conducted by a testing institute which concluded that the design and manufacture of the product were faulty. The companies are in the process of negotiating with Perrycut Chemie AG in order to have them indemnify the companies for the evaporators held in inventory and for possible costs of products returned by the distributors. As of December 31, 1997, no provision has been recorded by the companies. It is the opinion of the Division's legal counsel and management that the ultimate resolution of the various lawsuits, claims and regulatory proceedings incidental to Rhone-Poulenc Jardin's business, including the specific litigation described above, will not have a material adverse effect on the Division's financial position, results of operations or cash flows.

12.   RESTRUCTURING

The following is a rollforward table of the Division's restructuring charges:

                       Balance
                     December 31,
                         1996        Year ended December 31, 1997   9 months ended September 30, 1998
                     ------------    ----------------------------   ---------------------------------
                                     Charge    Payment    Balance   Charge      Payment       Balance
                                     ------    -------    -------   ------      -------       -------
Severance costs         1,100         1,421     (2,221)      300    7,314       (1,814)       5,800
Early retirement          249           623       (330)      542    1,663         (696)       1,509
                        -----         -----     ------       ---    -----        ------       -----
   Total                1,349         2,044     (2,551)      842    8,977       (2,510)       7,309
                        =====         =====     ======       ===    =====        ======       =====


The provision as of December 31, 1997 is mainly made of the costs for one employee made redundant in France and several early-retired employees in Germany.


The restructuring provision recorded in the nine months ended September 30, 1998 is mainly made up of termination costs for 15 salesmen of Rhone-Poulenc Jardin SA (FF 5,800 thousand) who are laid off as part of a reorganization plan of the salesforce. The remaining part of the restructuring provision corresponds to early retirement costs for three sales employees of Celaflor GmbH.

13.   INTEREST EXPENSE, NET


                                                                               Nine months ended        Nine months ended
                                                              Year ended          September 30,            September 30,
                                                             December 31,             1998                     1997
                                                                 1997             (unaudited)              (unaudited)
                                                             ------------      -----------------        -----------------
           Interest income                                      (3,805)             (3,999)                   (2,595)
           Interest expense                                      7,838               4,484                     5,922
                                                                ------              ------                    ------
             Interest expense, net                               4,033                 485                     3,327
                                                                ======              ======                    ======

14.   INCOME TAXES


                                                                                     Nine months ended        Nine months ended
                                                                 Year ended            September 30,             September 30,
                                                                December 31,                1998                     1997
                                                                    1997                (unaudited)              (unaudited)
                                                                ------------         -----------------        -----------------
           Current income tax provision                            3,074                  19,273                     2,645
           Deferred income tax provision                          30,312                   3,779                    20,157
                                                                  ------                 -------                   -------
             Total                                                33,386                  23,052                    22,802
                                                                  ======                 =======                   =======


Deferred income taxes:
Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities reported for financial reporting purposes and such amounts measured in accordance with tax laws.

The tax effect of temporary differences which give rise to significant deferred tax assets (liabilities) is as follows:



                                                  December 31,
                                                      1997
                                                  ------------
Net current deferred tax asset:
Net operating loss carry forwards                    3,884
Compensate absences                                  1,774
Provisions not currently deductible for
  tax purposes                                       1,688
Other, net                                             770
                                                   -------
  Total net current deferred tax asset               8,116

Net long term deferred tax asset:
Net operating loss carryforwards                    18,290
Pension liability not currently deductible
  for tax purposes                                   3,172
Other, net                                            (262)
                                                   -------
  Total net long term deferred tax asset            21,200

Net long term deferred tax liability:
Celaflor GmbH goodwill depreciation                (52,016)
Pension liability not currently deductible
  for tax purposes                                   3,460
                                                   -------
  Total net long term deferred tax liability       (48,556)


Net operating loss carryforwards of FF 60,420 thousand as of December 31, 1997 are available at Rhone-Poulenc Jardin SA. Realization of these assets is contingent on future taxable earnings. Tax loss carryforwards in the amount of FF 10,497 thousand will expire in 1998 whereas FF 49,923 thousand do not have expiration dates.

In accordance with SFAS 109, the Division has evaluated the recoverability of the deferred tax assets and determined there was no need to record a valuation allowance. Management believes that future revenues will provide sufficient future income to realize the deferred tax assets.

Effective tax rate
The difference between the Division's income tax expense and that which would be calculated using the statutory income tax rate of 41.66% on income is as follows:




                                                     Year ended
                                                  December 31, 1997
                                                  -----------------
Tax at statutory rate                                  28,191
Effect of tax rate differences                          3,867
Goodwill amortization not tax deductible                3,778
Changes in tax rates                                   (1,972)
Miscellaneous other                                      (478)
                                                       ------
Effective tax                                          33,386
                                                       ======

15.   DIVIDENDS

In 1997, Celaflor GmbH declared and paid a cash dividend of FF 33,457 thousand to Rhone-Poulenc Agro Holding GmbH. In conjunction with this dividend, there was a withholding tax in the amount of FF 9,033 thousand.

In 1998, Celaflor GmbH and Celaflor Handelsgesellschaft declared and paid cash dividends of FF 8,887 and FF 1,763 thousand, respectively, to Rhone-Poulenc Agro Holding GmbH. In conjunction with this dividend, there was a withholding tax in the amount of FF 8,500 thousand. These dividends have been eliminated in the combined financial statements.

16.   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest and income taxes paid are as follows:

                                                            Nine months ended         Nine months ended
                                      Year ended              September 30,             September 30,
                                     December 31,                 1998                      1997
                                         1997                 (unaudited)                (unaudited)
                                     ------------           -----------------         -----------------
       Interest paid                     7,762                   4,475                      5,874
       Income taxes paid                 1,867                   1,470                      1,775

17.   EMPLOYEE BENEFIT PLAN

The Division has pension plans which cover all of its employees. The plans are defined benefit plans and provide pension benefits for employees at their retirement. The following table sets forth the plans' funded status and amounts recognized in the Division's combined financial statements at December 31, 1997:


                                                                   December 31,
                                                                       1997
                                                                   ------------
           Actuarial present value of benefit obligations:
             Vested benefit obligation                                34,236
                                                                      ======
             Accumulated benefit obligation                           42,989
                                                                      ======

           Projected benefit obligation                               52,751
           Plan assets at fair value                                       0
                                                                      ------
           Projected benefit obligation in excess of plan assets      52,751
           Unrecognized prior service costs                           (4,434)
           Unrecognized net gain                                       3,588
           Adjustment required to recognize minimum liability             51
                                                                      ------
             Accrued pension liability                                51,956
                                                                      ======

Net pension cost for the year ended December 31, 1997 included the following components:

           Service cost                                                2,521
           Interest cost                                               3,600
           Amortization of unrecognized prior service cost               481
           Amortization of unrecognized net loss                          53
                                                                      ------
           Net periodic pension cost                                   6,655
                                                                      ======

The projected benefit obligation was determined using an assumed discount rate ranging between 6.25% and 7.50% and an assumed compensation rate ranging between 3.00% and 4.50%.

18.   STOCK OPTION PLAN

Rhone-Poulenc Jardin directors and key executive were offered stock options in 1994, 1996 and 1998 under the terms of a stock option plan that permits the company to grant options for up to 5% of Rhone-Poulenc Jardin SA's outstanding shares, or 18,000 shares.

The arrangement provides that the beneficiaries have a put option to sell the shares back to Rhone-Poulenc Jardin at a price based on the option exercise price and the company's market price at that date of the sale back. The exercise price of each option equals the market price of the company's stock on the date of the grant. The options maximum term is 10 years. Options are vested after a four-year service period.

The liability incurred by the company and corresponding to the put option (award settlement in cash) is measured each period based on the update of the stock buy back formula price. The effects of changes in this formula price, due to changes in the company's stock market price, are recognized as compensation cost over the service period. Changes in the amount of the liability due to stock market price changes after the service period are recognized as compensation cost in the period the changes occur.

The following table details the options that have been granted and the related compensation cost for the year and cumulative compensation as of December 31, 1997.

                                                           TOTAL            CUMULATIVE
                                        EXERCISE         CUMULATIVE       COMPENSATIONS      COMPENSATION
                      NUMBER OF          PRICE        COMPENSATION AS     ACCRUED AS OF      EXPENSE FOR
                   OPTIONS GRANTED      (IN FF)        OF DEC 31, 1997     DEC 31, 1997       THE YEAR
                   ---------------      -------        ---------------     ------------      ------------


         1994            900              632               404                 303              182
         1996            950              587               437                 182              132
                         ---                                ---                 ---              ---
Total                  1,850                                841                 485              314

Under the plan terms, if Rhone-Poulenc Jardin's parent company (Rhone-Poulenc Agro SA) disinvests its shares in Rhone-Poulenc Jardin SA, the selling price of the shares held at that date by the directors and key executives will be the highest of the selling price as per the plan or the purchase price paid by the acquirer.

Cumulative compensation accrued is less than the total cumulative compensation as of December 31, 1997 because a portion of the total compensation has not yet been earned due to vesting provisions of the options.

19.   TRANSACTIONS WITH RHONE-POULENC GROUP COMPANIES

The Rhone-Poulenc Jardin Division companies entered into various business transactions with Rhone-Poulenc Group companies mainly comprising of sales and purchases of active ingredients and finished goods. The combined financial statements do not include any expenses allocated by the Parent. However, the combined financial statements do include actual costs incurred by the Parent on behalf of Rhone-Poulenc Jardin SA (mainly salaries of employees). They result in a receivable from Rhone-Poulenc Group companies amounting to FF 2,089 thousand (of which FF 1,157 thousand receivable by Rhone-Poulenc Jardin SA from Rhone-Poulenc Agro Belgium) and a payable to Rhone-Poulenc Group companies amounting to FF 6,618 thousand (of which FF 6,592 thousand payable by Rhone-Poulenc Jardin SA to Rhone-Poulenc Agro SA).

As at September 30, 1998, they result in a receivable from Rhone-Poulenc Group companies amounting to FF 2,437 thousand (of which FF 867 thousand receivable by Celaflor GmbH from Rhone-Poulenc Rhodic SA and FF 618 thousand receivable by Rhone-Poulenc Jardin SA from Rhone-Poulenc Agro Belgium) and in a payable to Rhone-Poulenc Group companies amounting to FF 11,141 thousand (of which FF 7,973 thousand payable by Rhone-Poulenc Jardin SA to Rhone-Poulenc Agro SA).

As at September 30, 1997, they result in a receivable from Rhone-Poulenc Group companies amounting to FF 1,986 thousand (of which FF 1,110 thousand receivable by Rhone-Poulenc Jardin SA from Rhone-Poulenc Agro SA and FF 541 thousand receivable by Celaflor GmbH from Rhone-Poulenc Agro SA) and in a payable to Rhone-Poulenc Group companies amounting to FF 6,417 thousand (of which FF 6,069 thousand payable by Rhone-Poulenc Jardin SA to Rhone-Poulenc Agro SA).

These financial statements do not include a FF 34,755 thousand gain realized in December 1997 by Celaflor GmbH on the sale of the Celaflor Handelsgesellschaft shares. These shares have been sold to a Rhone-Poulenc affiliate, Rhone-Poulenc Agro Holding GmbH. This amount has not been included in the financial statements as the parties to the transaction are under common control.

20.   SUBSEQUENT EVENTS

i)  LITIGATIONS


At December 31, 1997, Celaflor GmbH and Celaflor Handelsgesellschaft were involved in litigation related to a defective product as described in Footnote
11. During 1998, based on more current information, the companies have estimated their maximum liability to be FF 3,100 thousand.

In December 1997, the Company received an expert report concluding the supplier, Perrycut Chemie AG, was responsible for the defective product. Celaflor GmbH filed claim for damaged inventory on hand and for possible costs of products returned by their distributors. In January 1998, Perrycut Chemie AG hired another expert who sited unfavorable conclusions against Celaflor GmbH. In February 1998, a third independent expert concluded Perrycut Chemie AG was responsible for the defective product. Finally, in March 1998, a settlement was reached whereby both parties agreed to bear half the costs for damaged and returned products. Based on this, a provision of FF 3,100,000 was recorded in the combined balance sheet in 1998.

ii)  STOCK OPTION PLAN

In March 1997, the company offered 1,300 additional stock options to its directors and key executives at an exercise price of FF 1,214.

In spring-summer 1998, the Rhone-Poulenc Jardin's parent company entered into discussions with a potential acquirer. Based on the selling price of the company's stock agreed upon by the two parties, and total options granted in 1994, 1996 and 1998 the total cumulative compensation would amount to FF 2,142 thousand.

Item 7(b)     Pro Forma Financial Information:
              --------------------------------


                               THE SCOTTS COMPANY
               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION




The accompanying unaudited pro forma combined financial information gives effect to the acquisition of Rhone-Poulenc Jardin ("RPJ") by The Scotts Company (the "Company") which occurred on October 7, 1998. RPJ includes the assets and liabilities of Rhone-Poulenc Jardin SA, Celaflor GmbH and Celaflor Handelsgesellschaft. The initial estimated purchase price was approximately $193 million, however subsequent adjustments for reductions in acquired working capital resulted in a final purchase price of approximately $147 million. In consideration for the acquired businesses, the Company issued non-interest bearing notes with a present value of approximately $12.5 million to the seller. The remaining purchase price was paid to the seller from funds borrowed under the Company's revolving credit facility.

In connection with the acquisition, the Company entered into a Research and Development Access Rights Agreement with Rhone-Poulenc. In exchange for the rights provided under the agreement, the Company will make four annual payments of 39 million French Francs each beginning on October 1, 1999 (the present value of the payments is approximately $23.2 million).

The historical financial statements of RPJ were prepared in French francs and translated to U.S. dollars for inclusion in the unaudited pro forma combined statement of operations and balance sheet.

The unaudited pro forma combined statement of operations for the twelve months ended September 30, 1998 gives effect to the acquisition of RPJ as if it had occurred on October 1, 1997. The financial data for RPJ included in the pro forma combined statement of operations is based on the unaudited results for the twelve months ended September 30, 1998. The results of operations for RPJ are not included in the Company's historical results for the year ended September 30, 1998. The unaudited pro forma combined balance sheet as of September 30, 1998 gives effect to the acquisition of RPJ as if it had occurred on that date. The adjustments, which are based on available information and upon certain assumptions which management believes are reasonable, are described in the accompanying notes. The pro forma combined financial information does not purport to represent what the financial position or results of operations of the Company actually would have been had the acquisition of RPJ occurred on the assumed dates or to project the financial position or results of operations of the Company for any future period or date.

                               THE SCOTTS COMPANY
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                                  (in millions)

                                                       Scotts       RPJ (a)  Adjustments       Pro forma
                                                       ------       -------  -----------       ---------
Sales                                                 $1,113.0       $144.3                     $1,257.3
Cost of sales                                            715.0         75.4                        790.4
                                                       -------       ------                       ------
  Gross profit                                           398.0         68.9                        466.9

Selling, general and administrative expenses             271.6         55.7                        327.3
Amortization of goodwill and other intangibles            12.9          2.3       2.0(b)            18.7
                                                                                  1.5(c)
Restructuring and other charges                           15.4          1.8                         17.2
Other expense                                              4.0          0.4                          4.4
                                                       -------       ------     -----             ------
  Income from operations                                  94.1          8.7      (3.5)              99.3

Interest expense                                          32.2          0.2      11.8(d)            44.2
                                                       -------       ------    ------             ------
  Income before income taxes                              61.9          8.5     (15.3)              55.1

Income taxes                                              24.9          5.3      (8.0)(e)           22.2
                                                       -------       ------    ------             ------
  Income before extraordinary item                        37.0          3.2      (7.3)              32.9

Preferred stock dividends                                  9.8                                       9.8
  Income before extraordinary item
    available to common shareholders                   $  27.2       $  3.2    $ (7.3)            $ 23.1

Income before extraordinary item per share:

Basic                                                                                             $ 1.24

Diluted                                                                                           $ 1.09

Number of shares used in per share calculation:
  Basic                                                                                             18.7
  Diluted                                                                                           30.3

                               THE SCOTTS COMPANY
                        NOTES TO THE UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                                  (in millions)


(a) The statement of operations for RPJ has been translated from French francs to U.S. dollars using the average exchange rate for the twelve months ended September 30, 1998 of FF 5.97: USD 1.

(b) Reflects increased amortization of goodwill and other intangibles resulting from an allocation of the purchase price of the RPJ business:

     Purchase price                                              $147.0
     Less amounts allocated to tangible
       assets and liabilities                                     (13.1)
                                                                 ------
     Amount allocated to goodwill and
       other intangibles                                          133.9
     Average useful life (in years)                                31.0
                                                                 ------
                                                                    4.3
     Less amortization included in historical
       RPJ financial statements                                     2.3
                                                                 ------
                                                                 $  2.0

     The average useful life of 31.0 years reflects the valuation of the RPJ business assigning a useful life of 40 years to intangibles such as tradenames and goodwill and shorter lives to intangibles such as customer relationships, workforce and supply agreements.

(c) Represents amortization of amounts to be paid under the Access Rights Agreement over the minimum term of the agreement (15 years).

(d) Represents additional interest expense incurred to finance the RPJ acquisition. Borrowings under the Company's revolving credit facility of $134.5 million bear interest at an average rate of 6.37%. Non-interest bearing notes issued to the seller of $12.5 million and amounts to be paid under the Access Rights Agreement of $23.2 million are assumed to bear interest at 9.1%.

(e) Represents estimated provision for income taxes on a pro forma basis using the effective tax rate for the Company on a stand-alone basis for fiscal 1998 of 40.3%.

                               THE SCOTTS COMPANY
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                  (in millions)


                                                       Scotts       RPJ (a)  Adjustments       Pro forma
                                                       ------       -------  -----------       ---------
ASSETS
Cash                                                 $    10.6      $   0.3                    $    10.9
Cash pool amounts due from affiliates                        -         34.1                         34.1
Accounts receivable                                      146.6         16.9                        163.5
Inventory                                                177.7         29.6                        207.3
Other current assets                                      32.3         10.1                         42.4
                                                      --------     --------                     --------
  Total current assets                                   367.2         91.0                        458.2

Plant, property and equipment                            197.0          4.4                        201.4
Goodwill and other intangibles                           435.1         82.2       51.7(b)          592.2
                                                                                  23.2(c)
Other assets                                              35.9          2.2                         38.1
                                                      --------     --------      -----          --------
  Total assets                                         1,035.2        179.8       74.9           1,289.9


LIABILITIES AND EQUITY
Current portion of long-term debt                         13.3            -                         13.3
Cash pool amounts due to affiliates                          -         24.3                         24.3
Bank overdrafts                                              -          2.5                          2.5
Accounts payable                                          77.8         22.6                        100.4
Accrued liabilities                                      140.8         12.0                        152.8
                                                      --------     --------                     --------
  Total current liabilities                              231.9         61.4                        293.3

Long-term debt                                           359.2                   147.0(d)          529.4
                                                                                  23.2(e)
Other long-term liabilities                               40.2         23.1                         63.3
                                                      --------     --------      -----          --------
  Total liabilities                                      631.3         84.5      170.2             886.0

Preferred stock                                          177.3                                     177.3
Common shares                                              0.2                                       0.2
Capital in excess of par                                 208.7                                     208.7
Retained earnings                                         76.6                                      76.6
Divisional equity                                                      87.4      (87.4)(d)             0
Cumulative foreign currency translation
  adjustment                                             (3.0)          7.9       (7.9)(d)          (3.0)
Treasury stock                                          (55.9)                                     (55.9)
                                                      --------     --------      -----          --------
  Total equity                                           403.9         95.3      (95.3)            403.9
                                                      --------     --------      -----          --------
    Total liabilities and equity                      $1,035.2     $  179.8       74.9          $1,289.9

                               THE SCOTTS COMPANY
                        NOTES TO THE UNAUDITED PRO FORMA
                             COMBINED BALANCE SHEET
                                  (in millions)


(a) The balance sheet for RPJ as of September 30, 1998 has been translated from French francs to U.S. dollars. Assets and liabilities were translated using the exchange rate as of September 30, 1998 of FF 5.60: USD 1. The divisional equity account was translated using an historical exchange rate of FF 6.15: USD 1.

(b) Reflects net adjustment to goodwill and other intangibles as a result of the RPJ acquisition as follows:


     Net amount of purchase price allocated to
       Goodwill and other intangibles (see note
       (b) to the pro forma statement of operations)             $133.9

     Goodwill and other intangibles included in
       historical RPJ balance sheet                                82.2
                                                                 ------
         Pro forma adjustment                                    $ 51.7

(c) Reflects intangible asset for payments to be made under the Access Rights Agreement.

(d) Reflects additional borrowings under the Company's revolving credit facility of $134.5 million and notes due to the seller of $12.5 million in consideration for the RPJ acquisition.

(e) Reflects present value of amounts to be paid under the Access Rights Agreement.

(f)  Reflects elimination of historical equity accounts of RPJ.

                                                 INDEX TO EXHIBITS
                                                 -----------------
        EXHIBIT NUMBER                             DESCRIPTION                                  PAGE NO.
        --------------                             -----------                                  --------
              2                 Master Contract, dated September 30, 1998, by and   Incorporated herein by
                                between Rhone-Poulenc Agro; The Scotts Company;     reference to the Registrant's
                                Scotts Celaflor GmbH & Co. K.G.; "David"            Current Report on Form 8-K
                                Sechsundfunfzigste Beteiligungs und                 filed on October 22, 1998 (File
                                Verwaltungsgesellschaft GmbH; Rhone-Poulenc Agro    No. 1-11593) [Exhibit 2]
                                Europe GmbH; Scotts France Holdings S.A.R.L.;
                                Scotts France S.A.R.L.; and Scotts Belgium 2
                                B.V.B.A.

              23                Consent of Independent Accountants                                 *

              99                Press Release issued October 7, 1998                Incorporated herein by
                                                                                    reference to the Registrant's
                                                                                    Current Report on Form 8-K
                                                                                    filed on October 22, 1998 (File
                                                                                    No. 1-11593) [Exhibit 99]

----------------------
Filed herewith.